Exhibit 2.1
SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (the “Agreement”) is made this 30th day of April , 2020 (the “Effective Date”), by and among GoIP Global, Inc., a Colorado corporation (“GoIP”), TransWorld Enterprises Inc., a Delaware Corporation (“TransWorld or TW”) and the shareholders of TW listed on Exhibit A hereto (the “Shareholders”). GoIP, TransWorld, and the Shareholders are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

BACKGROUND

A. WHEREAS, the Shareholders are the holders of all of the issued and outstanding shares of common stock, par value $0.001 per share, of the TW (the " Interests");

B. WHEREAS, the Shareholders have agreed to transfer to GoIP, and GoIP has agreed to acquire from the Shareholders, all of the Interests, in exchange for the issuance of (i) 1,000,000 shares of Series D Preferred Stock, with such rights and privileges as detailed in the Certificate of Designation included herewith as Exhibit B (the “Series D Preferred Stock”) to the Shareholders holding shares of common stock of TW, which Shares shall represent 80% of the issued and outstanding shares of common stock of GoIP, par value $0.001 per share (the “Common Stock”) immediately after the closing of the transactions contemplated herein (including the Reverse Split (as defined in Article V.7 below)) and (ii) 1,000,000 shares of Series F Preferred Stock, with such rights and privileges as detailed in the Certificate of Designation included herewith as Exhibit C (the “Series F Preferred Stock” and collectively with the Series D Preferred Stock, the “Shares”) to the Shareholders of TW who hold shares of preferred stock, in each case, on the terms and conditions as set forth herein;

C. NOW, THEREFORE, in consideration of the foregoing premises, and the covenants, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the Parties, intending to be legally bound, hereby agree as follows:

Article I

definitions

1.1 Definitions. For purposes of this Agreement, and in addition to other terms defined elsewhere in this Agreement, the following terms have the meaning assigned to them below:

(a) an “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

(b) “material adverse change” or “material adverse effect” means, when used in connection with TW or GoIP, any change or effect that either individually or in the aggregate with all other such changes or effects is materially adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of such Party and its subsidiaries taken as a whole (after giving effect to the consummation of the Share Exchange);

(c) “ordinary course of business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

(d) “person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

(e) “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) that is owned directly or indirectly by such first person; and

(f) “security interest” means any mortgage, pledge, lien, encumbrance, deed of trust, lease, charge, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any Member or similar agreement or any other security interest, other than (i) mechanic’s, materialmen’s, and similar liens, (ii) statutory liens for taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, (iii) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other similar social security legislation; and (iv) encumbrances, security deposits or reserves required by law or by any Governmental Entity.

(g) “TW Conditions” means the satisfaction of the following conditions after the execution of this Agreement by TW: (i) completion of one or a series of financing transaction by TW which result in aggregate gross proceeds of at least $1,000,000 on or prior to July 31, 2020; or (ii)  the acquisition of at least 51% of the assets or equity securities by GoIP of an operating business.

Article II

Purchase and Sale

2.1 Share Exchange. At the Closing, the Shareholders shall sell, transfer, convey, assign and deliver the Interests, representing 100% of the Interests to GoIP, and in consideration thereof, GoIP shall issue the consideration set forth in II.2 below (the "Share Exchange"). To the extent the TW Conditions are not satisfied on or prior to July 31, 2020, the parties agree to act in good faith to take all necessary and appropriate steps to unwind the Share Exchange such that the transactions contemplated by this Agreement shall be unwound, be null and void and have no further force or effect.

2.2 Consideration. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, in consideration of the sale, conveyance, assignment and transfer of the Interests, GoIP agrees to ratably issue to the Shareholders the Shares.

2.3 Closing. Unless earlier terminated, the closing of the Share Exchange (the “Closing”) will take place at the location mutually selected by GoIP and TW no later than at 5:00pm. U.S. Eastern Standard Time on the business day three (3) days following the date of satisfaction of the conditions set forth in Article VI (the “Closing Date”), unless another date, time or place is agreed to in writing by TW and GoIP. The Parties agree that they intend to close the transactions contemplated hereby on or before May 8, 2020 and further agree to use best efforts to meet such date for Closing.

2.4 Closing Deliveries. On or prior to the Closing Date, GoIP shall deliver or cause to be delivered to the Shareholders and TW, as applicable, the following: (i) book entry confirmation of the issuance of the Shares, registered in the name of the Shareholders in such percentages as listed on Exhibit A, (ii) executed copies of all written agreements required by this Agreement, and (iii) such other closing documents as may be reasonably requested by TW or the Shareholders. On or prior to the Closing Date, TW and Shareholders, as applicable, shall deliver or cause to be delivered to GoIP all the following: (i) book entry delivery of the Interests, (ii) executed copies of all written agreements required by this Agreement, and (iii) such other closing documents as may be reasonably requested by GoIP.

2.5 Section 368 Reorganization. For U.S. federal income Tax purposes, the Share Exchange is intended to constitute a "reorganization" within the meaning of Section 368(a)(1)(B) of the Code. The Parties hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the Parties acknowledge and agree that no Party is making any representation or warranty as to the qualification of the transactions contemplated by this Agreement as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated prior to or after the Closing Date has or may have on any such reorganization status. The Parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transaction contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including without limitation, any adverse tax consequences that may result if the transaction contemplated by this Agreement is not determined to qualify as a reorganization under Section 368 of the Code.

Article III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of TW. TW represents and warrants to GoIP as follows:

(a) Organization, Standing and Power. TW is a duly organized, validly existing and in good standing under the laws of its state of organization or incorporation and has the requisite power and authority and all government licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and carry on its business as now being conducted. TW is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect.

(b) Corporate Authority; Noncontravention. TW has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by TW and the consummation by TW of the transactions contemplated hereby have been duly authorized by all necessary action on the part of TW. This Agreement has been duly executed and when delivered by TW shall constitute a valid and binding obligation of TW, enforceable against TW in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to a loss of a material benefit under, or result in the creation of any security interest upon any of the properties or assets of TW under, (i) TW’s certificates or articles of organization, operating agreements or other organizational or charter documents of TW, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other material agreement, instrument, permit, concession, franchise or license applicable to TW, its properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to TW, its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or security interests that individually or in the aggregate could not have a material adverse effect with respect to TW or could not prevent, hinder or materially delay the ability of TW to consummate the transactions contemplated by this Agreement.

(c) Governmental Authorization. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any United States or Delaware court, administrative agency or commission, or other federal, state or local government or other governmental authority, agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to TW in connection with the execution and delivery of this Agreement by TW or the consummation by TW of the transactions contemplated hereby.

(d) Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by TW or Shareholders to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this Agreement.

(e) Litigation. There is no suit, action or proceeding or investigation pending or, to the knowledge of TW, threatened against or affecting TW or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to TW or prevent, hinder or materially delay the ability of TW to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against TW having, or which, insofar as reasonably could be foreseen by TW, in the future could have, any such effect.

(f) Liabilities. TW has no liabilities or obligations of any nature (whether fixed or unfixed, secured or unsecured, known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations disclosed to GoIP in writing prior to Closing. Further, there shall be no debt or liability owed by TW as of Closing.

(g) Board Recommendation. The Board of Directors of TW have unanimously determined that the terms of this Agreement and transactions contemplated hereby are fair to and in the best interests of the Shareholders of TW.

(h) Ownership of Interests. The Shareholders own all of the issued and outstanding Interests, free and clear of all liens and other encumbrances.

(i) Material Agreements.

(i) Schedule III.1(i) contains a complete and accurate list of each contract, agreement, instrument, lease, and commitment (including license agreements) to which TW is a party (the “TW Contracts”). TW has delivered, or will deliver prior to Closing, a copy of each TW Contract to GoIP. Except as otherwise set forth on Schedule III.1(i):

(ii) TW is not in default under any TW Contract, nor, to TW’s best knowledge, does there exist any event that, with notice or the passage of time or both, would constitute a default or event of default by TW under any TW Contract.

(iii) No power of attorney or similar authorization given by TW is currently in effect or outstanding. No TW Contract limits the freedom of TW to compete in any line of business or with any person.

(iv) Each of the TW Contracts is valid, binding, and enforceable by TW in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity and is in full force and effect.

(v) TW is not aware of any default by any other party to any TW Contract or of any event that (whether with or without notice, lapse of time, or both) would constitute a default by any other party with respect to obligations of that party under any TW Contract, and, to the knowledge of TW, there are no facts that exist indicating that any of the TW Contracts may be totally or partially terminated or suspended by the other parties.

(vi) [Intentionally Omitted].

(vii) TW is not a party to any credit facility or loan TW Contracts whereby TW is obligated to any third-party to either fund or make payments on any loan or amounts due and owing.

(j) Compliance with Anti-Corruption Laws. Neither TW nor to the knowledge of TW, any director, officer, member, agent, employee or other person acting on behalf of TW has, in the course of its actions for, or on behalf of, TW (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or (iii) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(k) OFAC. Neither TW, nor to the knowledge of TW, any director, officer, agent, member, employee, affiliate or person acting on behalf of TW, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

(l) Financial Information. All financial information of TW provided to GoIP (the “Financials”), fairly presents the financial position of TW as of the date provided. Except as contemplated by or permitted under this Agreement, there are no adjustments to the Financials that would, individually or in the aggregate, have a material adverse effect on TW’s financial condition or results of operations as reported in the Financials.

(m) Full Disclosure. All of the representations and warranties made by TW and the Shareholders in this Agreement, and all statements set forth in the certificates delivered by TW at the Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading. The copies of all documents furnished by TW pursuant to the terms of this Agreement are complete and accurate copies of the original documents. The schedules, certificates, and any and all other statements and information, whether furnished in written or electronic form, to GoIP or its representatives by or on behalf of any of TW or its affiliates in connection with the negotiation of this Agreement and the transactions contemplated hereby do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

3.2 Representations and Warranties of GoIP. GoIP represents and warrants to TW as follows, which shall be true and correct as of Closing:

(a) Organization, Standing and Corporate Power. GoIP is duly organized, validly existing and in good standing under the laws of the State of Colorado and has the requisite corporate power and authority and all government licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and carry on its business as now being conducted. GoIP is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect with respect to GoIP.

(b) Corporate Authority; Noncontravention. GoIP has all requisite corporate and other power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by GoIP and the consummation by GoIP of the transactions contemplated hereby have been (or at Closing will have been) duly authorized by all necessary corporate action on the part of GoIP. This Agreement has been duly executed and when delivered by GoIP shall constitute a valid and binding obligation of GoIP, enforceable against GoIP in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to loss of a material benefit under, or result in the creation of any security interest upon any of the properties or assets of GoIP under, (i) its articles of incorporation, bylaws, or other charter documents of GoIP (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to GoIP, its properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to GoIP, its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or security interests that individually or in the aggregate could not have a material adverse effect with respect to GoIP or could not prevent, hinder or materially delay the ability of GoIP to consummate the transactions contemplated by this Agreement.

(c) Government Authorization. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to GoIP in connection with the execution and delivery of this Agreement by GoIP, or the consummation by GoIP of the transactions contemplated hereby.

(d) Litigation; Labor Matters; Compliance with Laws. There is no suit, action or proceeding or investigation pending or, to the knowledge of GoIP, threatened against or affecting GoIP or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to GoIP or prevent, hinder or materially delay the ability of GoIP to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against GoIP having, or which, insofar as reasonably could be foreseen by GoIP, in the future could have, any such effect.

(f) Subsidiaries. GoIP does not own directly or indirectly, any equity or other ownership interest in any company, corporation, partnership, joint venture or otherwise.

(g) Capital Structure of GoIP. The authorized capital stock of GoIP consists of 6,800,000,000 shares of common stock, par value $0.0001 per share and 10,000,000 shares of preferred stock, par value $0.0001 per share. There are 6,370,638,755 shares of common stock issued and outstanding as of the Closing Date. As of the Closing Date, GoIP will have the following classes of preferred stock authorized: Series A, Series B, Series C, Series D, Series E and Series F of which 100,000, 5,000,000, 1,000,000, 1,000,000, 1,000,000 and 1,000,000 are authorized, respectively. GoIP has taken steps to have all issued and outstanding shares of Series A, Series B and Series C preferred stock converted into shares of common stock on or prior to the Closing Date such that no shares of each of such Series is outstanding as of the date of this Agreement. There will be 1,000,000 Series D Preferred Stock, 543,250 shares of Series E Preferred Stock and 1,000,000 shares of Series F Preferred Stock issued and outstanding as of the Closing Date. All issued and outstanding shares of common stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights and other similar rights. GoIP is not a party to or bound by any written or oral contract or agreement which grants to any person an option, warrant or right of first refusal or other right of any character to acquire at any time, or upon the happening of any stated events, any shares of or interest in GoIP, whether or not presently authorized, issued or outstanding. Except as set forth in Schedule III.2(g), there are outstanding (i) no shares of capital stock or other voting securities of GoIP, (ii) no securities of GoIP or any of its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of GoIP, (iii) no options or other rights to acquire from GoIP or any of its subsidiaries, and no obligations of GoIP or any of its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of GoIP, and (iv) no equity equivalents, interest in the ownership or earnings of GoIP or any of its subsidiaries or other similar rights. There are no outstanding obligations of GoIP or any of its subsidiaries to repurchase, redeem or otherwise acquire any securities of GoIP, except as set forth in Schedule III.2(g). The Shares to be issued pursuant to this Agreement (including any shares of Common Stock issuable upon conversion thereunder) will be, when issued, duly authorized, validly issued, fully paid and nonassessable, not subject to preemptive rights, and issued in compliance with all applicable state and federal laws concerning the issuance of securities. Shares of common stock of GoIP are quoted on the OTC Pink Marketplace under the symbol “GOIG.”

(h) Financial Statements. The financial statements of GoIP included in the reports, schedules, forms, statements and other documents filed by GoIP with OTCMarkets.com (“OTC”) (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “GoIP OTC Documents”), comply as to form in all material respects with applicable accounting requirements, have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of GoIP as of the dates thereof and the results of operations and changes in cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments as determined by GoIP’s independent accountants). Except as set forth in the GoIP OTC Documents, at the date of the most recent unaudited financial statements of GoIP included in the GoIP OTC Documents, GoIP has not incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to GoIP. GoIP has delivered to GoIP on or prior to the Closing Date such financial statements as would be required to make GoIP current in its obligations with OTC. GoIP hereby represents and warrants that the GoIP OTC Documents are able to be audited by a certified public accountant in order to satisfy any requirements which may be necessary for GoIP to include financial statements in any filing to be made with the Securities and Exchange Commission on or after the Closing Date. The balance sheet of GoIP as of the Closing Date is set forth on Schedule III.2(h).

(i) Absence of Certain Changes or Events. Except as disclosed in Schedule III.2(i), since the date of the most recent financial statements included in the GoIP OTC Documents, GoIP has conducted its business only in the ordinary course consistent with past practice in light of its current business circumstances, and there is not and has not been any:

(i) material adverse change with respect to GoIP.

(ii) event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 4.1 without prior consent of the TW.

(iii) condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of GoIP to consummate the transactions contemplated by this Agreement.

(iv) incurrence, assumption or guarantee by GoIP of any indebtedness for borrowed money other than in the ordinary course and in amounts and on terms consistent with past practices or as disclosed to TW in writing.

(v) creation or other incurrence by GoIP of any security interest on any asset other than in the ordinary course consistent with past practices.

(vi) transaction or commitment made, or any contract or agreement entered into, by GoIP relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by GoIP of any contract or other right, in either case, material to GoIP, other than transactions and commitments in the ordinary course consistent with past practices and those contemplated by this Agreement;

(vii) labor dispute, other than routine, individual grievances, or, to the knowledge of GoIP, any activity or proceeding by a labor union or representative thereof to organize any employees of GoIP or any lockouts, strikes, slowdowns, work stoppages or threats by or with respect to such employees;

(viii) change in any compensation to officer, director or other affiliate of GoIP or the grant of any equity compensation to any such person;

(ix) payment, prepayment or discharge of liability other than in the ordinary course of business or any failure to pay any liability when due.

(x) write-offs or write-downs of any assets of GoIP.

(xi) creation, termination or amendment of, or waiver of any right under, any material contract of GoIP.

(xii) damage, destruction or loss having, or reasonably expected to have, a material adverse effect on GoIP.

(xiii) other condition, event or occurrence which individually or in the aggregate could reasonably be expected to have a material adverse effect or give rise to a material adverse change with respect to GoIP; or

(xiv) agreement or commitment to do any of the foregoing.

(j) Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by GoIP to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by this Agreement.

(k) Litigation; Labor Matters; Compliance with Laws.

(i) There is no suit, action or proceeding or investigation pending or, to the knowledge of GoIP, threatened against or affecting GoIP or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to GoIP or prevent, hinder or materially delay the ability of GoIP to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against GoIP having, or which, insofar as reasonably could be foreseen by GoIP, in the future could have, any such effect.

(ii) GoIP is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it pending or, to its knowledge, threatened, any of which could have a material adverse effect with respect to GoIP.

(iii) The conduct of the business of GoIP complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto.

(l) Benefit Plans. GoIP is not a party to any benefit plan under which GoIP currently has an obligation to provide benefits to any current or former employee, officer or director of GoIP.

(m) Certain Employee Payments. GoIP is not a party to any employment agreement which could result in the payment to any current, former or future director or employee of GoIP of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee or director as a result of the transactions contemplated by this Agreement, whether or not (i) such payment, acceleration or provision would constitute a “parachute payment” (within the meaning of Section 280G of the Internal Revenue Code, as amended), or (ii) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

(n) Material Contract Defaults. GoIP is not, or has not, received any notice or has any knowledge that any other party is, in default in any respect under any GoIP Material Contract; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default. For purposes of this Agreement, a “GoIP Material Contract” means any contract, agreement or commitment that is effective as of the Closing Date to which GoIP is a party (i) with expected receipts or expenditures in excess of $5,000, (ii) requiring GoIP to indemnify any person, (iii) granting exclusive rights to any party, (iv) evidencing indebtedness for borrowed or loaned money in excess of $5,000 or more, including guarantees of such indebtedness, or (v) which, if breached by GoIP in such a manner would (A) permit any other party to cancel or terminate the same (with or without notice of passage of time) or (B) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from GoIP or (C) give rise to a right of acceleration of any material obligation or loss of any material benefit under any such contract, agreement or commitment.

(o) Properties. GoIP has valid land use rights for all real property that is material to its business and good, clear and marketable title to all the tangible properties and tangible assets reflected in the latest balance sheet as being owned by GoIP or acquired after the date thereof which are, individually or in the aggregate, material to GoIP’s business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all material Security interests, encumbrances, claims, security interest, options and restrictions of any nature whatsoever. Any real property and facilities held under lease by GoIP are held by them under valid, subsisting and enforceable leases of which GoIP is in compliance, except as could not, individually or in the aggregate, have or reasonably be expected to result in a material adverse effect.

(p) Intellectual Property. GoIP owns or has valid rights to use the Trademarks, trade names, domain names, copyrights, patents, logos, licenses and computer software programs (including, without limitation, the source codes thereto) that are necessary for the conduct of its business as now being conducted, all as set forth on Schedule III.2(p). All of GoIP’s licenses to use Software programs are current and have been paid for the appropriate number of users. To the knowledge of GoIP, none of GoIP’s Intellectual Property or GoIP License Agreements infringe upon the rights of any third party that may give rise to a cause of action or claim against GoIP or its successors. The term “GoIP License Agreements” means any license agreements granting any right to use or practice any rights under any Intellectual Property (except for such agreements for off-the-shelf products that are generally available for less than $10,000), and any written settlements relating to any Intellectual Property, to which GoIP is a party or otherwise bound.

(q) Board Determination. The Board of Directors of GoIP has unanimously determined that the terms of the Share Exchange are fair to and in the best interests of GoIP and its shareholders.

(r) Compliance with Anti-Corruption Laws. Neither GoIP nor to the knowledge of GoIP, any director, officer, agent, employee or other person acting on behalf of GoIP has, in the course of its actions for, or on behalf of, GoIP (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any applicable U.S. laws; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(s) OFAC. Neither GoIP, nor to the knowledge of GoIP, any director, officer, agent, employee, affiliate or person acting on behalf of GoIP, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

(t) Money Laundering Laws. The operations of GoIP are and have been conducted at all times in compliance with all money laundering laws, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving GoIP with respect to money laundering laws is pending or, to the best knowledge of GoIP, threatened.

(u) Liabilities. GoIP has no liabilities or obligations of any nature (whether fixed or unfixed, secured or unsecured, known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations disclosed to TW in writing and set forth on Schedule III.2(u).

(v) Material Agreements.

(i) Schedule III.2(v) contains a complete and accurate list of each contract, agreement, instrument, lease, and commitment (including license agreements) to which GoIP is a party (the “GoIP Contracts”). GoIP has delivered a copy of each GoIP Contract to TW. Except as otherwise set forth on Schedule III.2(v):

(ii) GoIP is not in default under any GoIP Contract, nor, to GoIP’s best knowledge, does there exist any event that, with notice or the passage of time or both, would constitute a default or event of default by GoIP under any GoIP Contract.

(iii) No power of attorney or similar authorization given by GoIP is currently in effect or outstanding. No GoIP Contract limits the freedom of GoIP to compete in any line of business or with any person.

(iv) Each of the GoIP Contracts is valid, binding, and enforceable by GoIP in accordance with its terms and is in full force and effect. There is no pending or threatened proceeding that would interfere with the quiet enjoyment of any leasehold of which GoIP is the lessee or sublessee. All other parties to the GoIP Contracts have consented or, before the Closing, will have consented (when such consent is necessary) to the consummation of the transaction contemplated by this Agreement without requiring modification of GoIP’s rights or obligations under any GoIP Contract.

(v) GoIP is not aware of any default by any other party to any GoIP Contract or of any event that (whether with or without notice, lapse of time, or both) would constitute a default by any other party with respect to obligations of that party under any GoIP Contract, and, to the knowledge of GoIP, there are no facts that exist indicating that any of the GoIP Contracts may be totally or partially terminated or suspended by the other parties.

(vi) To GoIP’s knowledge, no GoIP Contract will result in any loss to GoIP on the performance thereof (including any liability for penalties or damages, whether liquidated, direct, indirect, incidental, or consequential).

(w) GoIP is not a party to any credit facility or loan Contracts whereby GoIP is obligated to any third-party to either fund or make payments on any loan or amounts due and owing.

(x) Organizational Documents. GoIP has delivered or made available to TW a true and correct copy of the Certificate of Incorporation, as amended and Bylaws, as amended of GoIP and any other organizational documents of GoIP, each as amended, and each such instrument is in full force and effect as of the Closing Date (the " Organizational Documents"). GoIP is not in violation of any of the provisions of its Organizational Documents. GoIP has also delivered or made available to TW a true and correct copy of the minute book of GoIP as is in full force and effect as of the Closing Date (the “Minute Book”). All information contained in the Minute Book has not been revoked as of the Closing Date.

(y) Tax Matters. Tax Returns. GoIP has not filed any tax returns required to be filed (if any) by or on behalf of GoIP, as applicable, and has not been required to pay any taxes (whether or not reflected on any tax return). No governmental authority in any jurisdiction has made a claim, assertion or threat to GoIP that GoIP is or may be subject to taxation by such jurisdiction; there are no liens with respect to taxes on the GoIP’s property or assets; and there are no tax rulings, requests for rulings, or closing agreements relating to GoIP for any period (or portion of a period) that would affect any period after the date hereof.

(z) Transactions With Affiliates and Employees. No officer, director, employee or stockholder of the GoIP or any Affiliate of any such Person, has or has had, either directly or indirectly, an interest in any transaction with GoIP (other than for services as employees, officers and directors), including any contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Person or, to the knowledge of GoIP, any entity in which any such Person has an interest or is an officer, director, trustee or partner.

(aa) Bank Accounts and Safe Deposit Boxes. GoIP has such bank accounts at such banks and with such account numbers as set forth on Schedule III.2(aa).

(bb) Investment Company. Neither GoIP nor its affiliate, immediately following the Closing, will become, an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

(cc) Foreign Corrupt Practices. GoIP, nor, to the Knowledge of GoIP, any director, officer, agent, employee or other Person acting on behalf of GoIP has, in the course of its actions for, or on behalf of, GoIP (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(dd) Bankruptcy and Indebtedness. GoIP has not taken any steps to seek protection pursuant to any Law or statute relating to bankruptcy, insolvency, reorganization, receivership, liquidation or winding up, nor does GoIP have any Knowledge or reason to believe that any of its respective creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so. Except as set forth in Section V. 12, there is no outstanding secured and unsecured indebtedness of GoIP, or for which the Company has commitments.

(ee) Listing and Maintenance Requirements. GoIP’s Common Stock is currently quoted on FINRA's Over-the-Counter Markets ("OTC") under the symbol ("GOIG") and GoIP has not, in the 24 months preceding the date hereof, received any notice from the OTC or FINRA or any trading market on which the Common Stock is or has been listed or quoted to the effect that Acquiror is not in compliance with the quoting, listing or maintenance requirements of the OTC or such other trading market. GoIP is, and has no reason to believe that it will not, in the foreseeable future, continue to be in compliance with all such quoting, listing and maintenance requirements.

(ff) No SEC or FINRA Inquiries. Neither GoIP nor any of its present officers or directors is, or has ever been, the subject of any formal or informal inquiry or investigation by the SEC or FINRA.

(gg) DTC Eligible. The Common Stock is DTC eligible and DTC has not placed a “freeze” or a “chill” on the Common Stock and the Company has no reason to believe that DTC has any intention to make the Common Stock not DTC eligible, or place a “freeze” or “chill” on the Common Stock.

(hh) Promotional Stock Activities. Neither the GoIP, its officers, or any affiliates or agents of GoIP have engaged in any stock promotional activity that could give rise to a complaint or inquired by the Securities and Exchange Commission alleging (i) a violation of the anti-fraud provisions of the federal securities laws, (ii) violations of the anti-touting provisions, (iii) improper “gun-jumping; or (iv) promotion without proper disclosure of compensation.

(ii) Full Disclosure. All of the representations and warranties made by GoIP in this Agreement, and all statements set forth in the certificates delivered by GoIP at the Closing pursuant to this Agreement, are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, misleading. The copies of all documents furnished by GoIP pursuant to the terms of this Agreement are complete and accurate copies of the original documents. The schedules, certificates, and any and all other statements and information, whether furnished in written or electronic form, to TW or its representatives by or on behalf of GoIP and its stockholders in connection with the negotiation of this Agreement and the transactions contemplated hereby do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

III.3           Representations and Warranties of the Shareholders. Each Shareholder represents and warrants to GoIP as follows:

(a) Ownership of the Interests, The Shareholder owns all of his/her/its Interests, free and clear of all liens and encumbrances, and has the absolute right and authority to transfer such Interests to GoIP.

(b) Power of Shareholder to Execute Agreement. The Shareholder has the full right, power, and authority to execute, deliver, and perform this Agreement, and this Agreement is the legal binding obligation of the Shareholder and is enforceable against the Shareholder in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

(c) Agreement Not in Breach of Other Instruments Affecting Shareholder. The execution and delivery of this Agreement, the consummation of the transactions hereby contemplated, and the fulfillment of the terms hereof will not result in the breach of any term or provisions of, or constitute a default under, or conflict with, or cause the acceleration of any obligation under any agreement or other instrument of any description to which the Shareholder is a party or by which the Shareholder is bound, or any judgment, decree, order, or award of any court, governmental body, or arbitrator or any applicable law, rule, or regulation.

Article IV

COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO EXCHANGE

IV.1                      Negative Covenants. From the date of this Agreement and until the Closing Date, or until the prior termination of this Agreement, TW and GoIP shall not, unless mutually agreed to in writing:

(a) engage in any transaction, except in the normal and ordinary course of business, or create or suffer to exist any security interest upon any of its assets or which will not be discharged in full prior to the closing.

(b) sell, assign or otherwise transfer any of its assets, or cancel or compromise any debts or claims relating to their assets, other than for fair value, in the ordinary course of business, and consistent with past practice.

(c) issue any ownership interests or make other changes to its capital structure.

(d) permit any material adverse change to occur with respect to its business or assets; or

(e) make any material change with respect to its business in accounting or bookkeeping methods, principles or practices.

IV.2           Affirmative Covenants. From the date of this Agreement and until the Closing Date, or until the prior termination of this Agreement, TW and GoIP shall, unless mutually agreed to in writing:

(a) obtain all consents and approvals necessary to effectuate the Share Exchange.

(b) use best efforts to preserve intact its present business organizations, keep available the services of its employees and preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others, to the end that its good will and ongoing business not be impaired prior to the Closing; and

(c) pay all expenses and debt that becomes due and payable.

Article V

ADDITIONAL AGREEMENTS

5.1 Access to Information

(a) Access to Information. TW and GoIP shall, and shall cause their respective officers, employees, counsel, financial advisors and other representatives to, afford to GoIP and TW and their respective representatives reasonable access during normal business hours during the period prior to the Closing to its properties, books, contracts, commitments, personnel and records and, during such period, shall furnish, promptly upon request, all information concerning its business, properties, financial condition, operations and personnel as such other Party may from time to time reasonably request.

(b) Confidentiality. All information furnished by either Party hereto will be treated as the sole property of the Party furnishing the information (the “Disclosing Party”) until consummation of the transactions contemplated herein, and if such transactions do not occur, each Party shall return to the Disclosing Party all documents or other material containing or reflecting or referring to such information and all copies thereof. Other than as required by law the Parties will keep confidential all information contained herein or produced by the Parties in connection with the transactions referenced herein and will not directly or indirectly use such information for any competitive or other commercial purpose.

(c) Effect on Representations. No investigation pursuant to this Section 5.1 shall affect any representations or warranties of the Parties herein or the conditions to the obligations of the Parties hereto.

5.2 Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Share Exchange and the other transactions contemplated by this Agreement. GoIP and TW shall mutually cooperate in order to facilitate the achievement of the benefits reasonably anticipated from the Share Exchange.

5.3 Public Announcements. The Parties will not issue any press release or other public statements with respect to the transactions contemplated by this Agreement, except as may be required by applicable law or court process or approved by the other Parties.

5.4 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

5.5 No Solicitation. Prior to Closing, each officer, director, and key employee of GOIP (collectively, “Key Persons”) shall enter into a non-solicitation agreement (“NCND”) with TW, in the form satisfactory to TW, whereby the Key Persons agree not to disclose any of TW’s confidential information, and, for a period of two (2) years following Closing, in any capacity, directly or indirectly, (i) use TW’s proprietary information or trade secrets; or (ii) hire or attempt to hire or otherwise solicit any employees or TW in employment in or services to any undertaking with which it is associated.

5.6 Preferred Shares. Prior to Closing, GoIP will take all steps necessary to approve, including obtaining board and shareholder approval, and file with the state of Colorado the Certificate of Designations for the Shares.

5.7 Reverse Split. Following execution of this Agreement, GoIP shall (i) cause a majority of its voting shares and its board of directors to approve a 500-to-1 reverse stock split of its common stock (the “Reverse Split”), (ii) notify and obtain approval from FINRA of the Reverse Split, and (iii) file such documents as necessary with the state of Colorado to effectuate the Reverse Split.

5.8 Officers and Directors. GoIP shall take all actions and do all things reasonably necessary to have the proposed officers and directors selected by the Shareholders (the “Proposed Management”) approved by the stockholders and/or board of directors, as necessary, at Closing. All current directors of GoIP shall resign and submit a notice of resignation to the Board of Directors of GoIP, effective as of the Closing Date.

5.9 Adjustments. The operation of TW business and related income and expenses up to the close of business on the day before the Closing will be for the account of the Shareholders and thereafter for the account of the GoIP.

5.10 Promotional Activities. GoIP shall not, following the Closing Date, directly or indirectly, conduct any stock promotion activities, in writing, orally or otherwise, without the prior written consent of TW.

5.11 Existing Preferred Shares. GoIP shall take all steps necessary to have all preferred shares held by Sutton Global Associates Inc converted to shares of common stock and all such preferred stock shall be cancelled and terminated.

5.12 GoIP Debt. Except for debt relating to the Note of $300,000 owed to Sutton Global Associates Inc (the “Sutton Debt”), a Note in the amount of $12,500 payable to Sky Direct LLC and the liabilities set forth on Schedule V.12 hereto, GoIP shall have no debt or liabilities on its books as of the Closing Date. In addition, on or prior to the Closing Date, GoIP shall take all necessary steps and provide written evidence to TW that the Sutton Debt is modified as follows: (i) the Sutton Debt shall only be convertible at a fixed price of $0.25 per share upon consummation of the Reverse Split and (ii) there shall be a requirement that at any time after the Closing Date, upon receipt of net proceeds in excess of $100,000 by GoIP or TW, GoIP shall pay down the Sutton Note equal to two percent (2%) of the cash not subject to restriction that is received in connection with such financing.

5.13 Bank Accounts. Following execution of this Agreement, GoIP shall take all necessary steps, as soon as practicable, but in no event no later than seven (7) days after the Closing Date, to add Kenneth Orr as a signatory to GoIP’s bank accounts identified on Schedule III.2(aa). In addition, following the execution of this Agreement, any check, withdrawal, wire or other deduction from any GoIP bank account in excess of $5,000 shall require the approval and signature of Kenneth Orr, or such other representative of TW as may be identified on or after the date of this Agreement.

5.14 Audit Requirement. GoIP shall undertake an audit of its financial statements and GoIP OTC Documents as soon as practicable after the Closing Date. To the extent GoIP cannot complete an audit of its financial statements and GoIP OTC Documents in accordance with the requirements of the Securities and Exchange Commission on or prior to the ninety (90) day anniversary of the Closing Date (the “Audit Deadline”), If such audit cannot be completed on or prior to the Audit Deadline, TW shall have the right to unwind the transactions contemplated by this Agreement. GoIP and TW shall act in good faith and take such further assurances as are necessary to comply with the requirements set forth in this Section to the extent the audit requirement is not completed by the Audit Deadline.

Article VI

CONDITIONS PRECEDENT

6.1 Conditions to Each Party’s Obligation to Effect the Share Exchange. The obligation of each Party to effect the Share Exchange and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a) No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Share Exchange shall have been issued by any court of competent jurisdiction or any other Governmental Entity having jurisdiction and shall remain in effect, and there shall not be any applicable legal requirement enacted, adopted or deemed applicable to the Share Exchange that makes consummation of the Share Exchange illegal.

(b) Governmental Approvals. All authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity having jurisdiction which the failure to obtain, make or occur would have a material adverse effect on GoIP or TW shall have been obtained, made or occurred.

(c) No Litigation. There shall not be pending or threatened any suit, action or proceeding before any court, Governmental Entity or authority (i) pertaining to the transactions contemplated by this Agreement or (ii) seeking to prohibit or limit the ownership or operation by TW, GoIP or any of its subsidiaries, or to dispose of or hold separate any material portion of the business or assets of TW or GoIP.

(d) Member Approval. The Shareholders shall have adopted and approved this Agreement and the Share Exchange in accordance with applicable law.

6.2 Conditions Precedent to Obligations of GoIP. The obligation of GoIP to effect the Share Exchange and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. The representations and warranties of TW and the Shareholders in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or material adverse effect, which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Closing, and (ii) TW and the Shareholders shall each have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by each of them prior to the Closing.

(b) Consents. GoIP shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as necessary in connection with the transactions contemplated hereby have been obtained.

(c) Officer’s Certificate of TW. GoIP shall have received a certificate executed on behalf of TW by an executive officer of TW confirming that the conditions set forth in Sections VI.1 and VI.2(a) have been satisfied.

(d) No Material Adverse Change. There shall not have occurred any change in the business, condition (financial or otherwise), results of operations or assets (including intangible assets) and properties of TW that, individually or in the aggregate, could reasonably be expected to have a material adverse effect on TW.

(e) Secretary’s Certificate of TW. GoIP shall have received a certificate, dated as of the Closing Date, from the Secretary of TW, certifying (i) as to the incumbency and signatures of the officers of TW, who shall execute this Agreement and documents at the Closing and (ii) that attached thereto is a true and complete copy of (A) the articles or certificate of incorporation of TW and all amendments thereto, (B) the bylaws of TW and all amendments thereto, and (C) resolutions of the Board of Directors of TW and its Shareholders authorizing the execution, delivery and performance of this Agreement by TW.

(f) Liabilities. There shall be no liabilities on the books of TW.

(g) Schedules and Agreement. TW and the Shareholders, as applicable, shall have provided GoIP with all schedules and agreements, duly executed, required by this Agreement.

6.3 Conditions Precedent to Obligation of TW and Shareholders. The obligations of TW to and the Shareholders to effect the Share Exchange and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. The representations and warranties of GoIP in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or material adverse effect, which representations and warranties as so qualified shall be true and correct in all respects) both when made and on and as of the Closing, and GoIP shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it prior to the Closing.

(b) Consents. TW shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as necessary in connection with the transactions contemplated hereby have been obtained.

(c) Officer’s Certificate of GoIP. TW shall have received a certificate executed on behalf of GoIP by an executive officer of GoIP, confirming that the conditions set forth in Sections VI.1 and VI.3(a) have been satisfied.

(d) Secretary’s Certificate of GoIP. TW shall have received a certificate, dated as of the Closing Date, from the Secretary of GoIP, certifying (i) as to the incumbency and signatures of the officers of GoIP, who shall execute this Agreement and documents at the Closing and (ii) that attached thereto is a true and complete copy of (A) the articles or certificate of incorporation of GoIP and all amendments thereto, (B) the bylaws of GoIP and all amendments thereto, and (C) resolutions of the Board of Directors of GoIP and its Shareholders authorizing the execution, delivery and performance of this Agreement by GoIP.

(e) Resignations. The current directors of GoIP shall submit written resignations from their respective positions with GoIP and GoIP shall provide copies of such resignations to TW.

(f) Liabilities. There shall be no liabilities on the books of GoIP other than those created per the terms and limitations of the Sutton Debt. The promissory note representing the Sutton Debt shall have been amended in accordance with Section V.12 hereof.

(g) Due Diligence. TW shall be satisfied with its due diligence investigations.

(h) Reverse Split. The Reverse Split shall have been approved by the board of directors and shareholders of GoIP and submitted to FINRA.

(i) Filings with Secretary of State of Colorado. The Series D Preferred Stock and Series E Preferred Stock shall have been duly approved and designated by GoIP and the Certificate of Designations for such shall have been filed with the state of Colorado.

(j) Preferred Share Cancellation. All preferred shares of GoIP held by Sutton Global Associates Inc shall have been cancelled pursuant to the terms of that certain Return to Treasury Agreement to be entered into on or prior to the Closing Date.

(k) Schedules and Agreement. GoIP shall have provided TW and the Shareholders, as applicable, with all schedules and agreements, duly executed, required by this Agreement.

Article VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated and abandoned at any time prior to the Closing Date:

(a) by mutual written consent of GoIP and TW.

(b) by either GoIP or TW if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Share Exchange and such order, decree, ruling or other action shall have become final and nonappealable;

(c) by TW for any reason during the period from full execution of this Agreement until the date thirty (30) days therefrom (the “Due Diligence Period”).

(d) by GoIP or TW if a material breach of this Agreement or material adverse change shall have occurred relative to the other Party before Closing and is not cured within five (5) days after GoIP or TW tenders notice of the breach to the other Party.

(e) by GoIP or TW if the Closing has not occurred by April 30, 2020, unless TW has provided GoIP with written notice of its intent to extend Closing.

7.2 Effect of Termination. In the event of termination of this Agreement by either TW or GoIP as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of GoIP, the Shareholders or TW except those provisions that specifically survive termination. Nothing contained in this Section shall relieve any Party for any breach of the representations, warranties, covenants or agreements set forth in this Agreement.

7.3 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

7.4 Extension; Waiver. Any agreement on the part of a Party to an extension or waiver of another Party’s obligations hereunder shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

7.5 Return of Documents. In the event of termination of this Agreement for any reason, GoIP and TW will return to the other Party all of the other Party’s documents, work papers, and other materials (including copies) relating to the transactions contemplated in this Agreement, whether obtained before or after execution of this Agreement. GoIP, the Shareholders and TW will not use any information so obtained from the other Party for any purpose and will take all reasonable steps to have such other Party’s information kept confidential.

Article VIII

INDEMNIFICATION AND RELATED MATTERS

8.1 Survival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement and the indemnification requirements contained in this Article VIII shall survive the Closing or earlier termination of this Agreement to the fullest extent permitted by law and for a period of twelve (12) months thereafter (the “Survival Date”).

8.2 Indemnification by Transworld. Except as otherwise limited by this ARTICLE VIII, Transworld shall indemnify, defend and hold harmless GoIP and any successor or assign thereof (collectively, the “GoIP Indemnitees”) from and against, and pay or reimburse GoIP Indemnitees for, any and all losses, actions, orders, liabilities, damages (including consequential damages), diminution in value, taxes, interest, penalties, liens, amounts paid in settlement and reasonable costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses), (any of the foregoing, a “Loss”) suffered or incurred by, or imposed upon, any GoIP Indemnitee arising in whole or in part out of or resulting directly or indirectly from: (a) any inaccuracy in or breach of any representation or warranty made by Transworld in this Agreement (including all schedules, exhibits and annexes hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement to which Transworld is a party or made in connection herewith); (b) any nonfulfillment or breach of any covenant, obligation or agreement made by or on behalf of Transworld in this Agreement (including all schedules, exhibits and annexes hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement to which Transworld is a party or made in connection herewith and therewith); or (c) enforcing GoIP Indemnitees’ indemnification rights provided for hereunder.

8.3 Indemnification by GoIP. Except as otherwise limited by this ARTICLE VIII, GoIP shall indemnify, defend and hold harmless Transworld and its Representatives and any successor or permitted assign thereof (collectively, the “Transworld Indemnitees”) from and against, and pay or reimburse Transworld Indemnitees for, any and all Losses, suffered or incurred by, or imposed upon, any Transworld Indemnitee arising in whole or in part out of or resulting directly or indirectly from: (a) any inaccuracy in or breach of any representation or warranty made by GoIP in this Agreement (including all schedules, exhibits and annexes hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement to which GoIP is a party or made in connection herewith); (b) any nonfulfillment or breach of any covenant, obligation or agreement made by or on behalf of GoIP in this Agreement (including all schedules, exhibits and annexes hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement to which GoIP is a party or made in connection herewith and therewith); or (c) enforcing Transworld Indemnitees’ indemnification rights provided for hereunder.

8.4 Indemnification Procedures.

(a) For the purposes of this Agreement, (i) the term “Indemnitee” shall refer to the Person or Persons indemnified, or entitled, or claiming to be entitled, to be indemnified, pursuant to the provisions of Section VIII. 2 or VIII. 3 as the case may be, and (ii) the term “Indemnitor” shall refer to the Person or Persons having the actual or alleged obligation to indemnify pursuant to such provisions.

(b) In order to make a claim for indemnification hereunder, the Indemnitee must provide written notice (a “Claim Notice”) of such claim to the Indemnitor (and with respect to any claim against GoIP prior to the Expiration Date, the Escrow Agent), which Claim Notice shall include (i) a reasonable description of the facts and circumstances which relate to the subject matter of such indemnification claim to the extent then known and (ii) the amount of Losses suffered by the Indemnitee in connection with the claim to the extent known or reasonably estimable (provided, that the Indemnitee may thereafter in good faith adjust the amount of Losses with respect to the claim by providing a revised Claim Notice to the Indemnitor and, if applicable, the Escrow Agent); provided, that the copy of any Claim Notice provided to the Escrow Agent shall be redacted for any confidential or proprietary information of the Indemnitor or the Indemnitees described in clause (i) above.

(c) In the case of any claim for indemnification under this Agreement arising from a claim of a third party (including any Governmental Authority), an Indemnitee must give a Claim Notice the Indemnitor of such third party claim promptly (and in any event within thirty (30) days) after the Indemnitee’s receipt of notice of such claim; provided, that the failure to timely provide such notice will not relieve an Indemnitor of its indemnification obligations except to the extent that the Indemnitor is actually harmed thereby. The Indemnitor will have the right to defend and to direct the defense against any such claim in its name and at its expense, and with counsel selected by the Indemnitor unless: (i) the Indemnitor fails to acknowledge fully its obligations to the Indemnitee within fifteen (15) days after receiving notice of such third party claim or contests, in whole or in part, its indemnification obligations therefor; (ii) if the Indemnitor is Transworld, (A) the applicable third party claimant is a Governmental Authority or a then-current customer of GoIP or any of its Affiliates or (B) an adverse judgment with respect to the claim will establish a precedent materially adverse to the continuing business interests of GoIP or its Affiliates; (iii) there is a conflict of interest between the Indemnitor and the Indemnitee in the conduct of such defense such that representation of both Indemnitor and Indemnitee by the same counsel would violate professional standards of conduct for attorneys in the jurisdiction where the Indemnitor’s counsel is practicing on behalf of the Indemnitor; (iv) the applicable third party alleges claims of fraud, willful misconduct or intentional misrepresentation; (v) such claim is criminal in nature, could reasonably be expected to lead to criminal proceedings, or seeks an injunction or other equitable relief against the Indemnitee; or (vi) the claim seeks or is reasonably expected to seek damages or other amounts that would result in all or any portion of the Indemnitee’s right to indemnification for such claim (when combined in the aggregate with the amount of all other pending and finally determined claims against the Indemnitor) being either (A) if the Indemnitor is GoIP, in excess of the then remaining Escrow Shares unless GoIP provides evidence reasonably acceptable to TW of GoIP’s ability to pay all potential amounts with respect to such claim and all other pending and finally determined claims against GoIP, along with security or an escrow arrangement reasonably acceptable to TW for such amounts, or (B) limited by the Indemnification Cap. If the Indemnitor elects, and is entitled, to compromise or defend such claim, it will within fifteen (15) days (or sooner, if the nature of the claim so requires) notify the Indemnitee of its intent to do so, and the Indemnitee will, at the request and expense of the Indemnitor, cooperate in the defense of such claim. If the Indemnitor elects not to, or is not entitled under this Section to, compromise or defend such claim, fails to notify the Indemnitee of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such claim. Notwithstanding anything to the contrary contained herein, the Indemnitor will have no indemnification obligations with respect to any such claim which has been or will be settled by the Indemnitee without the prior written consent of the Indemnitor (which consent will not be unreasonably withheld, delayed or conditioned); provided, however, that notwithstanding the foregoing, the Indemnitee will not be required to refrain from paying any claim which has matured by a court judgment or decree, unless an appeal is duly taken therefrom and exercise thereof has been stayed, nor will it be required to refrain from paying any claim where the delay in paying such claim would result in the foreclosure of a lien upon any of the property or assets then held by the Indemnitee or where any delay in payment would cause the Indemnitee material economic loss. The Indemnitor’s right to direct the defense will include the right to compromise or enter into an agreement settling any claim by a third party; provided, further, that no such compromise or settlement will obligate the Indemnitee to agree to any settlement that requires the taking or restriction of any action (including the payment of money and competition restrictions) by the Indemnitee (other than the delivery of a release for such claim and customary confidentiality obligations), except with the prior written consent of the Indemnitee (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the Indemnitor’s right to compromise or settle in accordance with the immediately preceding sentence, the Indemnitor may not settle or compromise any claim over the objection of the Indemnitee; provided, however, that consent by the Indemnitee to settlement or compromise will not be unreasonably withheld, delayed or conditioned. The Indemnitee will have the right to participate in the defense of any claim with counsel selected by it subject to the Indemnitor’s right to direct the defense. The fees and disbursements of such counsel will be at the expense of the Indemnitee; provided, however, that, in the case of any claim which seeks injunctive or other equitable relief against the Indemnitee, the fees and disbursements of such counsel will be at the expense of the Indemnitor.

(d) With respect to any direct indemnification claim under this Agreement that does not arise from a third-party claim, the Indemnitor will have a period of thirty (30) days after receipt of the Claim Notice within which to respond thereto. If the Indemnitor does not respond within such thirty (30) days, the Indemnitor will be deemed to have accepted responsibility for the Losses set forth in the Claim Notice and will have no further right to contest the validity of the Claim Notice. If the Indemnitor responds within such thirty (30) days after the receipt of the Claim Notice and rejects such claim in whole or in part, the Indemnitee will be free to pursue such remedies as may be available to it under this Agreement, any other documents entered into in connection with the transactions set forth herein or applicable law.

8.5 Limitations on Indemnification. No Indemnitor shall be liable for an indemnification claim made under clause (a) of Section VIII.2 or Section VIII.3, as the case may be: (a) for which a claim for indemnification is not asserted hereunder on or before the Survival Date; (b) unless and until the aggregate amount of Losses incurred by GoIP Indemnitees in the aggregate under clause (a) of Section VIII.2 or by Transworld Indemnitees in the aggregate under clause (a) of Section VIII.3, as applicable, exceeds Twenty-Five Thousand U.S. Dollars ($25,000) (the “Basket”) in which case the applicable Indemnitor shall be obligated to the applicable Indemnitee for the amount of all Losses of such Indemnitees from the first dollar of Losses of the Indemnitees required to reach the Basket; or (c) to the extent Losses incurred by GoIP Indemnitees in the aggregate under clause (a) of Section 7.2 or by Transworld Indemnitees in the aggregate under clause (a) of Section 7.3, as applicable, exceed an amount equal to the value of the Escrow Shares (the “Indemnification Cap”). Notwithstanding the foregoing: (i) the Indemnification Cap shall not apply to indemnification claims to the extent amounts are actually paid under insurance maintained by the Indemnitor (or any of its Affiliates); and (ii) the Basket and the Indemnification Cap shall not apply to indemnification claims that are based in whole or in part upon fraud, willful misconduct or intentional misrepresentation. The Indemnification Cap and Basket shall apply only to indemnification claims made under clause (a) of Section VIII.2 or Section VIII.3 and shall not affect or apply to any other indemnification claim made pursuant to this Agreement, including those asserted under any other clause of Section VIII.2 or Section VIII.3.

8.6 General Indemnification Provisions. The amount of any Losses suffered or incurred by any Indemnitee shall be reduced by the amount of any insurance proceeds or other cash receipts paid to the Indemnitee or any Affiliate thereof as a reimbursement with respect to such Losses (and no right of subrogation shall accrue to any insurer hereunder, except to the extent that such waiver of subrogation would prejudice any applicable insurance coverage), including any indemnification received by the Indemnitee or such Affiliate from an unrelated party with respect to such Losses, net of the costs of collection and any related anticipated future increases in insurance premiums resulting from such Loss or insurance payment. No investigation or knowledge by a party of a breach of a representation or warranty of another party hereto shall affect the representations and warranties of the breaching party or the recourse available to such first party under any provision of this Agreement (including this ARTICLE VIII) with respect thereto. For all purposes of this ARTICLE VIII including for purposes determining whether there has been a breach giving rise to the indemnification claim and the amount of Losses, all of the representations, warranties and covenants set forth in this Agreement (including the schedules, exhibits and annexes hereto) that are qualified by materiality, Material Adverse Effect or words of similar import or effect will be deemed to have been made without any such qualification. In any claim for indemnification under this Agreement, no Person shall be required to indemnify any Person for punitive damages or special damages, unless such punitive damages, or special damages are actually awarded to a third party.

8.7 Escrow; Timing of Payment; Right to Set-Off. All claims for indemnification by a TW Indemnitee pursuant to this ARTICLE VII shall first be asserted against the Sutton Debt (the “Escrow Amount”) in accordance with this Agreement. Any indemnification obligation of an Indemnitor under this ARTICLE VIII will be paid within five (5) Business Days after the determination of such obligation in accordance with Section 7.4 and GoIP and Transworld will provide or cause to be provided any written instructions or other information or documents required to do so). The provisions of this ARTICLE VIII notwithstanding, at the sole discretion of TW and without limiting any other rights of TW Indemnitees under this Agreement or any other documents executed hereunder or at law or equity, to the extent that a TW Indemnitee is determined in accordance with this Agreement to be entitled to indemnification hereunder, if GoIP fails or refuses to promptly indemnify such TW Indemnitee as provided herein then Transworld (or any other TW Indemnitee) may offset the full amount to which such TW Indemnitee is entitled, in whole or in part, by reducing the amount of any payment or other obligation due to GoIP pursuant to this Agreement or any document executed in connection herewith, and any amounts owed by GoIP pursuant to any outstanding indemnification claim by a Transworld Indemnitee.

8.8 Exclusive Remedies. Except as otherwise set forth herein, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement)] for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VIII. Nothing in this Section shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to this Agreement.

Article IX

GENERAL PROVISIONS

9.1 Notices. All notices or other communications required or permitted hereunder shall be in writing shall be deemed duly given (i) if by personal delivery, when so delivered, (ii) if mailed, three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient, (iii) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the following day, or (iv) when sent by facsimile with telephonic confirmation or electronic mail with confirmation of transmission by the transmitting equipment, the same day, in each case to the addresses, facsimile numbers, or electronic mail addresses designated in writing by each Party hereto to the other Party. Any Party may change the address, facsimile number, or electronic mail address to which notices and other communications hereunder are to be delivered by giving the other Party no less than ten (10) days’ prior notice in the manner herein set forth. All notices to the Shareholders shall be sent “care of” TW.

9.2 Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules to this Agreement are hereby incorporated into and made a part of this Agreement. In this Agreement, words importing the singular number include the plural and vice versa and words importing gender include all genders. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

9.3 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other agreements and documents referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any person other than the Parties any rights or remedies.

9.4 Governing Law; Federal Waiver. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, USA, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. The Parties expressly acknowledge and agree that (i) the use, possession, cultivation, manufacture, transportation, purchase and sale of cannabis is federally illegal, (ii) the federal laws and certain states’ laws regarding the use, possession, cultivation, transportation, manufacture and furnishing of cannabis (the “Industry”) are in conflict; (iii) engaging in the lawful conduct of business operations in the Industry under state law may risk criminal or civil forfeiture, violation of federal law, and heightened risk of criminal or civil prosecution, crime and violence.

9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties. Any assignment in contradiction of the above shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

9.6 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

9.7 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one Party, but all such counterparts taken together will constitute one and the same Agreement. This Agreement, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party hereto, each other Party hereto shall re-execute original forms hereof and deliver them in person to all other Parties. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense related to lack of authenticity.

9.8 Attorneys’ Fees. In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the Parties hereto agree that the prevailing Party or Parties shall be entitled to recover from the other Party or Parties upon final judgment on the merits reasonable attorneys’ fees, including attorneys’ fees for any appeal, and costs incurred in bringing such suit or proceeding.

9.9 Section Headings. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Article" or "Articles" or "Section" or "Sections" refer to the corresponding Article or Articles or Section or Sections of this Agreement, unless the context indicates otherwise.

9.10 Construction. The Parties have participated jointly in the negotiation and construction of this Agreement. Each Party has retained independent legal counsel to advise on this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless otherwise expressly provided, the word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of such representation, warranty, or covenant. All words used in this Agreement will be construed to be of such gender or number as the circumstances require.

9.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a ".pdf" format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or ".pdf" signature page were an original thereof.

9.12 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the U.S. or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity, except that in no way may a Party terminating prior to the Closing Date in accordance with this Agreement be required to close the Share Exchange.

[Signature Page Follows, Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Share Exchange Agreement as of the date first above written.

GoIP: GoIP Global, Inc. By: Isaac H. Sutton, CEO	TransWorld Enterprises Inc: By: Phil Scala, Interim CEO

Signatures of the Shareholders are contained on the following member Counterpart Signature Page:

KORR ACQUISITIONS GROUP, INC. _______________________________ Name: Kenneth Orr Title:	KORR VALUE, LP By: KORR Acquisitions Group, Inc, its general partner _______________________________ Name: Kenneth Orr Title:
_______________________________ Greg Goldberg	_______________________________ Cori Orr
_______________________________ Lauren Orr	_______________________________ Benjamin Orr
_______________________________ Jonathan Orr	_______________________________ David Orr
_______________________________ Fred Giovanelli	_______________________________ Phil Scala
_______________________________ Justin Deutsch	VIVACE MAXVICTOR LLC _______________________________ Name: Title:

SCHEDULE I

Shareholder	Class of Shares to be issued	Number of Shares to be issued
KORR Acquisitions Group, Inc.	Series F Preferred Stock	1,000,000
KORR Acquisitions Group, Inc.	Series D Preferred Stock	666,667
KORR Value, LP	Series D Preferred Stock	166,667
Greg Goldberg	Series D Preferred Stock	3,333
Cori Orr	Series D Preferred Stock	33,333
Lauren Orr	Series D Preferred Stock	16,667
Benjamin Orr	Series D Preferred Stock	16,667
Jonathan Orr	Series D Preferred Stock	16,667
David Orr	Series D Preferred Stock	16,667
Fred Giovanelli	Series D Preferred Stock	33,333
Phil Scala	Series D Preferred Stock	16,667
Justin Deutsch	Series D Preferred Stock	6,667
Vivace Maxvictor LLC	Series D Preferred Stock	6,667